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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                             Eagle Broadband, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   269437109
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                                 (CUSIP Number)

                               November 22, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)
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CUSIP NO. 269437109                                            Page 1 of 2 Pages
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  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Crestview Capital Fund I, LP  36-4392228
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  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        Illinois
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       -0-
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     -0-
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power


--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        -0-
--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        0.0%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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CUSIP NO. 269437109                                            Page 2 of 2 Pages
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Crestview Capital Fund II, LP  36-4475878
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        Illinois
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       -0-
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     -0-
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power


--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        -0-
--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        0.0%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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ITEM 1.

         (a) The name of the issuer is Eagle Broadband, Inc. ("EAG").

         (b) The address of EAG's principal executive offices is 101 Courageous Drive, League City, Texas 77573.

ITEM 2.

         (a) Crestview Capital Fund I, L.P. ("Fund I") and Crestview Capital Fund II, L.P. ("Fund II" and, together with Fund I, sometimes collectively referred to hereinafter as "Crestview Capital Funds") are the persons making this filing.

         (b) The address of Crestview Capital Funds' principal business office is 95 Revere Drive, Suite F, Northbrook, Illinois 60062.

         (c) Fund I and Fund II are both Illinois limited partnerships.

         (d) The title of the class of securities for which this Schedule is filed is Common Stock, $0.001 par value, of EAG ("Common Stock").

         (e) The CUSIP number of these securities is 269437109.

ITEM 3.

         Not applicable.

ITEM 4. OWNERSHIP

         Not applicable.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                          January 29, 2004
                            --------------------------------------------
                                               (Date)

                            CRESTVIEW CAPITAL FUND I, L.P.

                            By:  Kingsport Capital Partners, LLC
                                     Its General Partner


                            By   /s/ RICHARD LEVY
                              ------------------------------------------
                            Its      Managing Partner
                               -----------------------------------------

                            CRESTVIEW CAPITAL FUND II, L.P.

                            By:  Kingsport Capital Partners, LLC
                                     Its General Partner


                            By   /s/ RICHARD LEVY
                              ------------------------------------------
                            Its      Managing Partner
                               -----------------------------------------